Exhibit 10.41

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED WARRANT

This FIRST AMENDMENT to the SECOND AMENDED AND RESTATED WARRANT ("First Amendment") with an issue date of November 13, 2017 (the "Warrant"), between IBEX Holdings Limited, a Bermuda exempted company, (the "Company") and Amazon.com NV Investment Holdings LLC (the "Holder"), is entered into on, and is effective as of, 27 December 2019 ("First Amendment Effective Date").

WHEREAS, from the date when the Warrant was first issued up until June 26, 2019, the Company has held all issued and outstanding common shares of Etelequote Limited, a Bermuda exempted company ("ETQ");

WHEREAS, pursuant to a Share Sale and Purchase Agreement dated June 26, 2019, the Company sold all of the issued and outstanding common shares of ETQ for US$47,900,000.00 in consideration to The Resource Group International Limited (the "ETQ Sale Transaction"), who at the time is, and continues to be, the majority owner of the issued and outstanding shares of the Company; and

WHEREAS, in light of the foregoing transaction and in furtherance of the covenants set out in the Warrant, including Section 3.8 thereof, the Company and the Holder have agreed to decrease the exercise price of the Warrant, subject to the terms set forth herein;

NOW THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Warrant as follows:

1.   Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Warrant.

2.   Amendment. The Exercise Price shall be $11.20 on and after the First Amendment Effective Date, subject to adjustment per Sections 4.2, 4.3, and 4.5 of the Warrant.

3.   Assurance. The parties agree and acknowledge that this First Amendment shall satisfy the Company's obligations under Section 3.8 of the Warrant in respect of the ETQ Sale Transaction, and the Holder agrees that it shall not assert that the ETQ Sale Transaction constituted a breach of any provision of the Warrant, including but not limited to Section 3.8 of the Warrant.

4.   No Other Amendments. Except as expressly set forth in this First Amendment, all provisions of the Warrant remain in full force and effect and are unchanged in all other respects. This First Amendment, together with the Warrant, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly cancelled.

5.   Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has executed this First Amendment as of the First Amendment Effective Date.

COMPANY: IBEX HOLDINGS LIMITED

/s/ Robert T. Dechant
Name:	Robert T.Dechant
Title:	CEO

HOLDER: AMAZON.COM NV INVESTMENT HOLDINGS LLC

/s/ Josh Steinitz
Name:	Josh Steinitz
Title:	Director, Business Development